Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE
---------------------

Contact:  336-436-4855                  Shareholder Direct: 800-LAB-0401
          Pamela Sherry                                     www.labcorp.com


  LABORATORY CORPORATION OF AMERICA-REGISTERED TRADEMARK- COMPLETES
             ACQUISITION OF NATIONAL GENETICS INSTITUTE


Burlington, NC, August 1, 2000 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:
LH) today announced that it has completed the acquisition of Los Angeles-based National Genetics Institute, Inc. (NGI). Terms of the stock purchase transaction were not disclosed.

"We are delighted to add the preeminent hepatitis C testing laboratory to our industry-leading molecular diagnostic services," said Thomas P. Mac Mahon, chairman and chief executive officer of LabCorp. "Molecular diagnostics are the future of laboratory testing, and we intend to leverage NGI's unique ultra-sensitive testing tools to accelerate our leadership position in genomics. NGI is also a very important strategic and operational addition to LabCorp's national testing capabilities, immediately providing us with a premier West Coast molecular testing facility."

The Company noted that each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect the Company's financial results is included in the Company's Form 10-K for the year ended December 31, 1999 and subsequent SEC filings.

Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.7 billion in 1999. With 18,000 employees and over 100,000 clients nationwide, the company offers more than 2,000 clinical tests ranging from simple blood analyses to sophisticated molecular diagnostics. LabCorp leverages its expertise in innovative clinical testing technology with three Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction (PCR) technology. Its Center for Occupational Testing in RTP is one of the world's largest substance abuse testing facilities, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.